EXHIBIT 99.1

October 19, 2004

Board of Directors
The Boston Beer Company, Inc.
75 Arlington Street
Boston, MA 02116

Gentlemen:

Please accept my resignation as a member of the Board of Directors and of the Compensation, Audit and Nominating/Governance Committees. It is my wish that this resignation will become effective as of the end of the day on October 19, 2004.

As you know, I have been a supporter of The Boston Beer Company since it was formed. I have served as a Class A Director of the Company since its initial public offering in 1995. I now believe that it is time to retire from the Board to give the opportunity to others to help lead our great company.

I will always be grateful to Jim Koch for starting Sam Adams, an acorn that has grown into an oak.

Thanks to you and the Boston Beer Company team for your tireless efforts to make Sam Adams an even better company.

With all best wishes for Sam's continued growth, and warmest personal regards, I am,

Cordially,

James C. Kautz
